Exhibit 10.2
AMENDMENT NO. 1
TO THE
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
2004 COMMON STOCK OPTION PLAN
     WHEREAS, Town Sports International Holdings, Inc. (the “Corporation”) maintains the Town Sports International Holdings, Inc. 2004 Common Stock Option Plan (the “Plan”);
     WHEREAS, pursuant to Section 6.11 of the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”) may at any time, and from time to time, amend, in whole or in part, any of or all the provisions of the Plan in such respects as the Committee may deem advisable; and
     WHEREAS, the Compensation Committee deems it advisable to amend the Plan, effective as of September 14, 2007;
     NOW, THEREFORE, pursuant to Section 6.11 of the Plan, the Plan hereby is amended, effective as of September 14, 2007, as follows:
     Section 5.5 of the Plan is amended in its entirety to read as follows:
     “Section 5.5 Exercise Procedure. Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Chief Financial Officer of the Company), together with payment in full of an amount (the “Option Price”) equal to the product of (i) the applicable Exercise Price for the applicable Options multiplied by (ii) the number of Option Shares to be acquired. Payment of the Exercise Price may be made (i) in cash (including certified check, bank draft or money order or the equivalent thereof acceptable to the Company), (ii) if approved by the Committee prior to exercise (in the case of an incentive stock option, if approved by the Committee in the grant), by delivery of a full recourse promissory note of the Participant bearing interest at a rate not less than the applicable federal rate determined pursuant to Section 1274 of the Code as of the date of purchase or exercise, (iii) by the delivery of shares of Common Stock valued at their Fair Market Value as of the date of exercise as provided in Section 5.6 below, (iv) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, The NASDAQ Stock Market (or its successor) or quoted on a national quotation system sponsored by the National Association of Securities Dealers, through a broker-assisted cashless exercise procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (v) in a combination of the foregoing. Unless otherwise specified in the Option grant or as determined by the Committee, no Option may be exercised for a fraction of a share of Common Stock.”

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed as of the 14th day of September, 2007.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David M. Kastin

Name:	David M. Kastin
Title:	Senior Vice President — General
Counsel and Corporate Secretary